Exhibit 99.1

Contacts:	Tran Nguyen / CFO
Somaxon Pharmaceuticals, Inc.
(858) 876-6500
Rob Whetstone/Matt Sheldon
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS; COMPANY ANNOUNCES ACCESS TO UP TO $45 MILLION IN FINANCING
•	Total Net Product Sales Grow to $6.2 Million
•	Company Secures $15 Million Term Loan and Enters into $30 Million “At-the-Market” Offering Program
•	Company Reduces Total Annual Operating Expense Guidance to $75-$78 Million
Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);
Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — August 2, 2011 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today announced financial results for the quarter ended June 30, 2011. For the second quarter of 2011, Somaxon reported net product sales of $6.2 million, compared to net product sales of $2.3 million in the first quarter of 2011. The company had no product sales in the second quarter of 2010. The net loss for the second quarter of 2011 was $14.9 million, or a loss of $0.33 per share, compared to a net loss of $5.7 million, or a loss of $0.16 per share, in the second quarter of 2010.
Somaxon also announced that it has obtained a $15 million term loan from Oxford Finance Corporation and Silicon Valley Bank. Additionally, the company has entered into an “At-the-Market” (ATM) equity offering sales agreement with Citadel Securities LLC, under which Somaxon may from time to time offer and sell shares of its common stock having an aggregate offering price of up to $30 million through Citadel. Somaxon expects to use the aggregate funds of up to $45 million to, among other things, satisfy working capital needs in the commercial activities relating to Silenor®, the company’s first FDA-approved product indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
“During the second quarter of 2011, we continued to make positive strides towards Silenor’s long-term commercial success by increasing Silenor net product sales to $6.2 million and growing Silenor prescriptions by over 36% over the previous quarter,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “In addition, we continued to make solid progress with our managed care contracting efforts, so that we now have approximately 159 million covered lives in a Tier 2, 3 or 4 unrestricted position and approximately 110 million covered lives on contracted formularies.”
“Moreover, having access to additional working capital further supports our financial position as we continue these commercial activities and as we seek to leverage our sales force to broaden our product portfolio, with the goal of building a sustainable business dedicated to delivering long-term stockholder value,” continued Pascoe.

Recent Highlights
•	Somaxon secured a $15.0 million term loan from Oxford Finance and Silicon Valley Bank. General terms of the loan arrangement include interest-only payments through December 2011, and the principal, together with interest, must be repaid by December 2013.
•	Under the “At-the-Market” equity offering sales agreement, Somaxon may from time to time offer and seek to sell up to $30 million of its common stock through Citadel at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.
•	In June 2011, Somaxon entered into a license agreement with Paladin Labs, Inc., pursuant to which Paladin will commercialize Silenor in Canada, South America, the Caribbean and Africa. Somaxon received $5.5 million through a combination of an up-front payment and an equity investment from Paladin. Once Silenor is commercialized in the licensed territories, Somaxon will also be eligible to receive sales-based milestone payments of up to $128.5 million, as well as a tiered double-digit percentage of net sales in the licensed territories.
•	Somaxon has continued to make significant progress in expanding access to Silenor to patients at affordable co-pays. CVS/CaremarkPCS Health agreed to improve its current commercial formulary position for Silenor to Tier 2 unrestricted from Tier 3 unrestricted, beginning October 1, 2011. CVS/CaremarkPCS Health manages commercial healthcare plans covering approximately 50 million lives. This important agreement will position Silenor more favorably on the CVS/CaremarkPCS Health formulary than any other branded product for the treatment of insomnia.
•	Somaxon has come to agreement with Medicare Part D health insurance plans covering a total of over 3 million lives, and the company continues to actively seek to add coverage on additional Part D plans. The company has also reached agreement with the U.S. Department of Veteran’s Affairs to make Silenor eligible for formulary inclusion by the regional Veterans Integrated Services Network plans, and the company has continued its efforts to establish Silenor as the insomnia treatment of choice within the Department of Defense institutions where Silenor is currently contracted.
•	Beginning in early April 2011, Somaxon implemented the eVoucher co-pay assistance program under which co-pay amounts of $85 or below for patients with a commercial health insurance pharmacy benefit will be automatically reduced to $15 at the time of payment at approximately 33,000 participating pharmacies (a list of participating pharmacies is available at www.silenor.com). The company’s Sleep Saver program, which offers up to $25 off of patient co-pay amounts at the point of sale, also continues to be available to commercial plan patients who are unable to take advantage of the eVoucher program.
Second Quarter 2011 Financial Results
Net product sales of Silenor for the second quarter of 2011 was $6.2 million. As expected and in accordance with U.S. generally accepted accounting principles, the company has revised its revenue recognition methodology to record sales of Silenor when units are sold to its wholesale distributors, rather than when units are dispensed through patient prescriptions. Net product sales to wholesale distributors in the second quarter of 2011 was $3.5 million, and the remainder of net product sales for the quarter consists of net product sales previously deferred.
Cost of sales was $0.7 million for the second quarter of 2011. Gross profit was $5.6 million for the second quarter of 2011, and gross margin was 89%.

Total operating expenses for the second quarter of 2011 were $20.5 million, including $1.4 million of non-cash, share-based compensation expense, compared with $5.7 million, including $1.3 million of non-cash, share-based compensation expense, for the second quarter of 2010. These increases in total operating expenses are primarily due to an increase in selling, general and administrative (SG&A) expenses relating to commercial activities for Silenor.
SG&A expense was $20.1 million for the second quarter of 2011, compared to $4.9 million for the second quarter of 2010. This increase reflected the costs associated with commercial activities relating to Silenor and an increase in salary and personnel-related expenses due to an increase in overall headcount.
Research and development expense was $0.5 million for the second quarter of 2011, compared to $0.8 million for the second quarter of 2010.
Net loss for the second quarter of 2011 was $14.9 million, or a loss of $0.33 per share, compared with a net loss of $5.7 million, or a loss of $0.16 per share, for the second quarter of 2010.
At June 30, 2011, Somaxon had cash, cash equivalents and short-term investments totaling $30.9 million, compared to $54.8 million at December 31, 2010.
Revised Operating Expense Guidance for Full Year of 2011
For the full year of 2011, Somaxon is lowering the range of its expected total operating expense to be approximately $75-$78 million, including non-cash, share-based compensation expense. Non-cash, share-based compensation expense is expected to be approximately $4 million. The projected decrease in full year of 2011 total operating expense compared to previous guidance primarily relates to decreases in SG&A expense.
Actual financial results for the full year of 2011 could vary based upon many factors, including but not limited to the rate of growth of Silenor sales and the actual cost of commercial activities.
$15 Million Term Loan
Under the loan agreement, Somaxon will repay interest on a monthly basis at the fixed, per-annum rate of 7.50% through December 31, 2011, and thereafter Somaxon will repay the principal and interest on a monthly basis through the maturity date of December 31, 2013. The loan is secured by a first priority security interest in all of the company’s assets, other than its intellectual property and its rights under license agreements granting it rights to intellectual property. In connection with entering into the loan agreement, Somaxon issued to the lenders warrants to purchase shares of the company’s common stock, and Somaxon terminated its previous loan agreement with Comerica Bank.
$30 Million At-the-Market Offering Program
Under the ATM equity offering sales agreement, sales of common stock, if any, through Citadel, will be made by means of ordinary brokers’ transactions, in private negotiated transactions, or otherwise, at market prices prevailing at the time of sales, prices related to prevailing market prices or negotiated prices.
Somaxon has filed registration statements (including prospectuses) and prospectus supplements with the Securities and Exchange Commission (SEC) to enable the offering of common stock described in this communication. Current and potential investors should read the prospectuses in those registration statements, the prospectus supplements relating to the at-the-market offering and other documents the company has filed with the SEC for more complete information about Somaxon and the at-the-market offering program. These documents may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Somaxon or Citadel will send the prospectus supplements (including the prospectuses) upon request. Such requests may be made by contacting Citadel Securities LLC, 601 Lexington Avenue, 28th Floor, New York, NY 10003, or by calling 212-847-8880, or 877-219-5193 (toll free).

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Somaxon’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.
Conference Call Information and Forward-Looking Statements
On Tuesday, August 2, 2011, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the second quarter ended June 30, 2011.
The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-6010 (domestic) or (480) 629-9643 (international), conference call ID 4459273. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4459273.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription trends, the company’s financial status and performance, including its financing activities and plans, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
To be added to Somaxon’s e-mail list, please visit http://bit.ly/Somaxon-email-list.
Safe Harbor Statement
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding commercial activities and plans regarding Silenor, the revenues and the growth of the revenues from sales of Silenor, Somaxon’s ability to broaden its business and product portfolio, estimates regarding product prescriptions and returns, the expected range of operating expense to be incurred for the full year of 2011, Somaxon’s ability to raise additional funds through the ATM offering program, and the ability of Paladin to gain marketing approvals and successfully commercialize Silenor in the licensed territories are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the recent submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; Somaxon’s ability to comply with the covenants under the loan agreement with Silicon Valley Bank and Oxford Finance Corporation; the potential for an event of default under the loan agreement, and the corresponding risk of acceleration of repayment and potential foreclosure on the assets pledged to secure the loan; Somaxon’s ability to fully utilize the equity sales agreement with Citadel as a source of future financings, whether due to market conditions, Somaxon’s ability to satisfy various conditions required to sell shares under the agreement, Citadel’s performance of its obligations under the agreement or otherwise; the impact on the level of Somaxon’s stock price, which may decline, in connection with the implementation of the equity sales facility or the occurrence of any sales under the facility; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; Somaxon’s reliance on its licensee, Paladin, for critical aspects of the commercial sales process for Silenor outside of the United States; the performance of Paladin and its adherence to the terms of its contracts with Somaxon; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC. SUMMARY
STATEMENTS OF OPERATIONS

	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Revenues
Net product sales	$6,242	$—	$8,564	$—

Operating costs and expenses
Cost of sales	661	—	1,024	—
Selling, general and administrative	20,073	4,902	38,666	7,954
Research and development	457	814	876	1,927

Total operating costs and expenses	21,191	5,716	40,566	9,881

Loss from operations	(14,949)	(5,716)	(32,002)	(9,881)
Other income and (expense)	—	(5)	15	(5)

Net loss	$(14,949)	$(5,721)	$(31,987)	$(9,886)

Basic and diluted net loss per share	$(0.33)	$(0.16)	$(0.71)	$(0.33)
Shares used to calculate net loss per share	45,492	34,890	45,250	30,268

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$28,395	$21,008
Short-term investments	2,458	33,809
Accounts receivable, net	1,953	5,584
Inventory	980	991
Other current assets	3,167	1,882

Total current assets	36,953	63,274
Property and equipment, net	956	755
Intangibles, net	1,190	1,102

Total assets	$39,099	$65,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,674	$1,709
Accrued liabilities	7,094	5,699
Deferred revenue, current portion	—	3,459

Total current liabilities	8,768	10,867

Deferred revenue, non-current portion	464	—

Total stockholders’ equity	29,867	54,264

Total liabilities and stockholders’ equity	$39,099	$65,131